Exhibit 99.1

Willis Group Reports Fourth Quarter and Full Year 2010 Results:
Outlines 2011 Operational Review and Capital Management Initiatives

Highlights of the quarter ended December 31, 2010 include:

  Reported and adjusted earnings per diluted share from continuing operations of $0.57, up 21 percent from a year ago, including $0.07 per diluted share unfavorable impact from foreign currency movements
  2 percent reported growth in commissions and fees compared with the fourth quarter of 2009
  4 percent organic growth in commissions and fees compared with the fourth quarter of 2009, with 8 percent growth in the International segment, 6 percent in Global, and flat in North America
  Reported and adjusted operating margin of 21.2 percent, up 20 basis points and 10 basis points, respectively, compared with fourth quarter of 2009

Highlights of the year ended December 31, 2010 include:

  Reported earnings per diluted share from continuing operations of $2.66; adjusted earnings per diluted share from continuing operations of $2.75, including $0.04 per diluted share favorable impact from foreign currency movements
  3 percent reported growth in commissions and fees compared with 2009
  4 percent organic growth in commissions and fees compared with 2009, with 6 percent in the International segment, 6 percent growth in Global, and flat in North America
  Reported operating margin of 22.6 percent, up 130 basis points compared with 2009; adjusted operating margin of 23.0 percent, up 120 basis points compared with 2009

NEW YORK--(BUSINESS WIRE)--February 9, 2011--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and year ended December 31, 2010.

“We delivered strong organic growth of 4 percent in the fourth quarter, consistent with the organic growth that we achieved for the full year 2010. Adjusted earnings per share grew 21 percent in the fourth quarter, while adjusted operating margin remained solid as we continued to support our growth. Our Willis associates around the globe have done a great job in winning new business and supporting our clients through another year of rate and economic challenges,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings.

Fourth Quarter 2010 Financial Results

Reported net income from continuing operations for the quarter ended December 31, 2010 was $98 million, or $0.57 per diluted share, compared with $79 million, or $0.47 per diluted share, in the same period a year ago. Adjusted net income from continuing operations for the quarter ended December 31, 2010 was $98 million, or $0.57 per diluted share, compared with $80 million, or $0.47 per diluted share, in the same period a year ago. Foreign currency movements reduced earnings by $0.07 per diluted share in the fourth quarter of 2010 compared with the fourth quarter of 2009.

Total reported revenues for the quarter ended December 31, 2010 were $835 million compared with $824 million for the same period last year, an increase of 1 percent. Total commissions and fees rose 2 percent to $825 million from the fourth quarter of 2009. Investment income was $9 million in the fourth quarter of 2010, compared with $15 million in the fourth quarter of 2009, largely due to lower interest rates.

Organic growth in commissions and fees was 4 percent in the fourth quarter of 2010 compared with the fourth quarter of 2009, of which 1 percent was attributable to a change in accounting at an acquired specialty business in North America to conform to current Company accounting policy. Net new business growth of 7 percent reflected strong new business generation of 13 percent and improved client retention. Partially offsetting this net new business growth was a 3 percent negative impact from declining premium rates and other market factors.

In the North America segment, reported and organic growth in commissions and fees were flat in the fourth quarter of 2010 compared with the fourth quarter of 2009. The change in accounting described above resulted in a $5 million favorable impact to commissions and fees, with a corresponding 1 percent favorable impact to organic growth in commissions and fees in the fourth quarter of 2010.

The North America segment continued to record double digit new business generation, with increased client retention. There was good growth in the Employee Benefits and Healthcare practices, and other specialty businesses. Soft insurance market conditions and ongoing weakness in the US economy continue to impact North America. Operating margin was 25.1 percent in the fourth quarter of 2010, compared with 25.6 percent in the fourth quarter of 2009 as the benefit from new business generation was more than offset by higher incentive compensation.

The International business segment reported a 2 percent increase in commissions and fees compared with the same period in 2009, including a 5 percent unfavorable impact from foreign currency movements. Organic growth in commissions and fees was 8 percent in the fourth quarter of 2010, led by continued double digit contributions from Latin America and Asia. Continental Europe reported high single digit growth and the UK and Ireland retail market grew in the mid single digits. Operating margin was 32.8 percent in the fourth quarter of 2010 compared with 31.3 percent in the year ago period, as the positive benefit from continued strong organic growth was partially offset by investments to support growth, and unfavorable foreign currency movements.

The Global segment, which comprises the Reinsurance, Global Specialties, Faber & Dumas, and Willis Capital Markets & Advisory divisions, reported 6 percent growth in commissions and fees and 6 percent organic growth in commissions and fees in the fourth quarter of 2010 compared with the fourth quarter of 2009. Growth was primarily driven by Energy, Aerospace and Marine within the Global Specialties divisions, together with Faber & Dumas and Willis Capital Markets & Advisory. Reinsurance continued to generate strong double-digit new business growth against a challenging rate environment. Global segment operating margin was 10.7 percent in the fourth quarter of 2010, compared with 12.2 percent in the year ago quarter. Strong growth in commissions and fees was more than offset by unfavorable foreign currency movements and lower investment income.

Reported salaries and benefits were $469 million in the fourth quarter of 2010, compared with $455 million in the fourth quarter of 2009, an increase of 3 percent. Salaries and benefits, as a percentage of revenues, were 56.2 percent in the fourth quarter of 2010 compared with 55.2 percent in the fourth quarter of 2009. The rise in salaries and benefits expense was primarily attributable to higher incentive compensation, moderated by favorable foreign currency movements. Incentive compensation included $31 million of amortization of cash retention payments in the fourth quarter of 2010 compared with $22 million in the fourth quarter of 2009. As of December 31, 2010 and December 31, 2009, the Company included $173 million and $98 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made before those dates.

Reported other operating expenses were $153 million in the fourth quarter of 2010 compared with $167 million in the fourth quarter of 2009. Other operating expenses in the fourth quarter of 2009 included approximately $13 million of acquisition integration and redomicile expenses. Other operating expenses, as a percentage of revenues, were 18.3 percent in the fourth quarter of 2010, compared with 20.3 percent in the fourth quarter of 2009.

Reported operating margin was 21.2 percent for the fourth quarter of 2010 compared with 21.0 percent for the same period of 2009, an increase of 20 basis points. Adjusted operating margin was 21.2 percent for the quarter ended December 31, 2010 compared with 21.1 percent a year ago, an increase of 10 basis points. Improvement in adjusted operating margin from commission and fee growth was predominantly offset by higher incentive compensation, unfavorable foreign currency movements and lower investment income.

2010 Financial Results

Reported net income from continuing operations for the year ended December 31, 2010 was $455 million, or $2.66 per diluted share, compared with $436 million, or $2.58 per diluted share, in 2009. Reported net income from continuing operations in 2010 and 2009 were impacted by certain items, which are detailed later in this release. Foreign currency movements favorably impacted adjusted earnings per diluted share by $0.04 in 2010 compared with 2009. Adjusted earnings per diluted share from continuing operations were $2.75 for 2010 compared with $2.67 in 2009.

Total reported revenues for 2010 were $3.34 billion compared with $3.26 billion for 2009, an increase of 2 percent. Total commissions and fees were $3.30 billion, up 3 percent compared with 2009. Investment income was $38 million, down 24 percent from $50 million in 2009, primarily due to lower interest rates.

Organic growth in commissions and fees was 4 percent in 2010 compared with 2009. This growth reflected net new business won of 6 percent, partially offset by a negative 2 percent impact from declining premium rates and other market factors.

Reported operating margin was 22.6 percent for 2010 compared with 21.3 percent for 2009. Excluding items detailed later in this release, adjusted operating margin was 23.0 percent for 2010 compared with 21.8 percent in the prior year. Improvement in adjusted operating margin was driven by strong growth in commissions and fees, favorable foreign currency movements and ongoing expense discipline, partially offset by higher incentive compensation.

Tax

Income tax expense for 2010 was $140 million, compared to $96 million for 2009. The 2009 tax expense reflected the release of a $27 million provision following a change to UK tax law. The effective tax rate was 20.7 percent for the quarter ended December 31, 2010 and 23.9 percent for the year ended December 31, 2010. Excluding the impact of nonrecurring items, the underlying tax rate for the quarter and year ended December 31, 2010 was approximately 26.0 percent, the same as the 2009 full year rate.

Capital

As of December 31, 2010, cash and cash equivalents totaled $316 million and total debt was $2.3 billion. Total equity was $2.6 billion.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on April 15, 2011 to shareholders of record at March 31, 2011.

2011 Operational Review

Willis aims to be the broker and risk adviser of choice globally by aligning the Company’s business model to the needs of each client segment and maintaining a focus on growth - this is the Willis Cause, the Company’s value proposition.

The Company expects 2011 salaries and benefits expense to include an increase of approximately $100 million compared with 2010 as a result of the following:

  Incremental expense due to higher amortization of cash retention payments
  Reinstatement of annual salary reviews for all employees, and
  Reinstatement of a 401k match for North American employees

The Company estimates that of those items noted above approximately $20 million to $25 million will continue through to 2012 as incremental expense.

At the same time, to support the growth strategy and continued execution of the Willis Cause through 2011 and beyond, the Company will continue to invest in technology, advanced analytics, product innovation, and industry talent and expertise.

In order to fund higher anticipated salaries and benefits expense and these investments, the Company is undertaking a review of all businesses to better align its resources with its growth strategies. The review will be completed in the first quarter of 2011.

The Company anticipates that it will incur pre-tax charges of approximately $110 million to $130 million, primarily recorded in the first quarter of 2011, related to this review. It is also anticipated that the operational review will result in cost savings of approximately $65 million to $80 million in 2011, reaching annualized savings of approximately $90 million to $100 million in 2012.

Capital Management

Willis remains committed to its previously stated goals of ongoing debt repayment and returning capital to shareholders.

Consistent with this strategy, the Company is reviewing its current debt profile and, subject to prevailing market conditions, may seek to take advantage of attractive financing rates to reduce the cost and extend the maturity profile of its debt.

Such actions may include redemption of the entire $500 million in aggregate principal amount of 12.875 percent senior notes due 2016. If the 2016 senior notes are redeemed, the Company anticipates that it would incur a one-time pre-tax charge of approximately $180 million relating to the make-whole premium provided under the terms of the indenture governing the notes, as calculated at December 31, 2010.

Outlook and Conclusion

“We had a great 2010, with another year of strong organic growth and operating margin expansion. Our Associates around the globe did a great job of winning new business and bringing value and solutions to our clients. While these were great results, we know we can do better,” said Mr. Plumeri. “We expect to continue growing the top line this year, while generating modest adjusted operating margin and adjusted earnings growth, even as we invest in the business, in our people and further strengthen our financial profile. We believe that the actions we are taking this year should allow us to significantly accelerate operating margin and earnings growth in 2012 and beyond. All of us at Willis are excited about the future.”

Conference Call and Web Cast

A conference call to discuss the fourth quarter 2010 results will be held on Thursday, February 10, 2011, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through March 10, 2011 at 11:59 PM Eastern Time, by calling (888) 568-0648 (domestic) or + 1 (402) 998-1531 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the 2011 operational review, the Willis Cause or any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases, refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2009 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenues
Commissions and fees	$825	$809	$3,300	$3,210
Investment income	9	15	38	50
Other income	1	-	1	3
Total revenues	835	824	3,339	3,263
Expenses
Salaries and benefits (including share based compensation of
$13 million, $13 million, $47 million, $39 million)	469	455	1,873	1,827
Other operating expenses	153	167	566	595
Depreciation expense	18	17	63	60
Amortization of intangible assets	18	24	82	100
(Gain) / loss on disposal of operations	-	(12)	2	(13)
Total expenses	658	651	2,586	2,569
Operating Income	177	173	753	694
Interest expense	42	46	166	174
Income from Continuing Operations before Income Taxes
and Interest in Earnings of Associates	135	127	587	520
Income taxes	28	32	140	96
Income from Continuing Operations before Interest in
Earnings of Associates	107	95	447	424
Interest in earnings of associates, net of tax	(4)	(9)	23	33
Income from Continuing Operations	103	86	470	457
Discontinued Operations, net of tax	-	-	-	2
Net Income	$103	$86	$470	$459
Net income attributable to noncontrolling interests	(5)	(7)	(15)	(21)
Net Income attributable to Willis Group Holdings plc	$98	$79	$455	$438

Amounts attributable to Willis Group Holdings plc
shareholders
Income from Continuing Operations, net of tax	$98	$79	$455	$436
Income from Discontinued Operations, net of tax	-	-	-	2
Net Income attributable to Willis Group Holdings plc	$98	$79	$455	$438

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.57	$0.47	$2.68	$2.60
Discontinued Operations	-	-	-	0.01
Net Income attributable to Willis Group Holdings plc
shareholders	$0.57	$0.47	$2.68	$2.61
Diluted Earnings per Share:
Continuing Operations	$0.57	$0.47	$2.66	$2.58
Discontinued Operations	-	-	-	0.01
Net Income attributable to Willis Group Holdings plc
shareholders	$0.57	$0.47	$2.66	$2.59
Average Number of Shares Outstanding
- Basic	171	168	170	168
- Diluted	172	169	171	169
Shares Outstanding at December 31 (thousands)	170,884	168,661	170,884	168,661

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	December 31, 2010	December 31, 2009
Current Assets
Cash & cash equivalents	$316	$221
Accounts receivable, net	839	816
Fiduciary assets	9,569	9,659
Other current assets	273	198
Total current assets	10,997	10,894

Non-current Assets
Fixed assets, net	381	352
Goodwill and intangibles, net	3,294	3,277
Other intangible assets	492	572
Investments in associates	161	156
Deferred tax assets	8	82
Pension benefits asset	179	69
Other non-current assets	233	221
Total non-current assets	4,748	4,729
Total Assets	$15,745	$15,623

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$9,569	$9,659
Deferred revenue and accrued expenses	298	301
Income taxes payable	-	46
Short-term debt and current portion of long-term debt	110	209
Other current liabilities	276	278
Total current liabilities	10,253	10,493

Non-current Liabilities
Long-term debt	2,157	2,165
Liability for pension benefits	164	187
Deferred tax liabilities	57	29
Provision for liabilities	179	226
Other non-current liabilities	327	294
Total non-current liabilities	2,884	2,901
Total Liabilities	13,137	13,394

Equity attributable to Willis Group Holdings plc	2,577	2,180
Noncontrolling interests	31	49
Total Equity	2,608	2,229
Total Liabilities and Equity	$15,745	$15,623

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2. Balance sheet presentation

Further to the Company’s redomiciliation to Ireland at the end of 2009, the Group is required to file consolidated financial statements for fiscal 2010 with the Irish regulator. These consolidated financial statements are prepared under US GAAP but incorporate additional Irish Companies Act disclosures. To facilitate this process, the Group has decided to incorporate these requirements within its US filings and consequently has re-conformed the presentation of its 2010 and 2009 consolidated balance sheets.

3. Analysis of Commissions and Fees

The following tables reconcile organic commissions and fees growth by operating segment to the percentage change in reported commissions and fees for the three months and year ended December 31, 2010, respectively:

	Three months ended December 31,			Change attributable to
	2010	2009	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)

Global	$ 175	$ 165	6%	(1)%	1%		6%

North America	344	345	-%	-%	-%	(b)	-%

International	306	299	2%	(5)%	(1)%		8%

Commissions
and fees ((c))	$825	$809	2%	(2)%	-%		4%

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

3. Analysis of Commissions and Fees (continued)

	Year ended December 31,			Change attributable to
	2010	2009	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)

Global	$873	$822	6%	-%	-%		6%

North America	1,359	1,368	(1)%	-%	(1)%	(b)	-%

International	1,068	1,020	5%	(2)%	1%		6%

Commissions
and fees( (c))	$3,300	$3,210	3%	(1)%	-%		4%

(a) Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b) Included in North America reported commissions and fees were legacy HRH contingent commissions of $nil million in the fourth quarter of 2010 compared with $1 million in the fourth quarter of 2009 and $11 million in 2010 compared with $27 million in 2009.

(c) Reported commissions and fees included a favorable impact from a change in accounting methodology in a specialty business in North America of $2 million in the quarter ended September 30, 2010, $5 million in the quarter ended December 31, 2010 and $7 million in the year ended December 31, 2010.

Note: Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

4. Cash Retention Awards

The Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three months and year ended December 31, 2010 and 2009:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Cash retention awards made	$6	$8	$196	$148

Amortization of cash awards (included in Salaries and benefits)	$31	$22	$119	$88

Unamortized cash retention awards (included in other assets)	$173	$98	$173	$98

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5. Adjusted Operating Income

The following tables reconcile adjusted operating income to operating income, the most directly comparable GAAP measure, for the three months and year ended December 31, 2010 and 2009, respectively:

	Three months ended December 31,
	2010	2009	% Change
Operating Income, GAAP basis	$177	$173	2%
Excluding:
Net gain on disposal of operations	-	(12)
HRH integration costs	-	7
Costs associated with the redomicile of the
Company’s parent company	-	6

Adjusted Operating Income	$177	$174	2%

Operating Margin, GAAP basis, or Operating Income
as a percentage of Total Revenues	21.2%	21.0%

Adjusted Operating Margin, or Adjusted Operating
Income as a percentage of Total Revenues	21.2%	21.1%

	Year ended December 31,
	2010	2009	% Change
Operating Income, GAAP basis	$753	$694	9%
Excluding:
Venezuela currency devaluation (a)	12	-
Net loss/(gain) on disposal of operations	2	(13)
HRH integration costs	-	18
Accelerated amortization of intangible assets	-	7
Costs associated with the redomicile of the
Company’s parent company	-	6

Adjusted Operating Income	$767	$712	8%

Operating Margin, GAAP basis, or Operating Income
as a percentage of Total Revenues	22.6%	21.3%

Adjusted Operating Margin, or Adjusted Operating
Income as a percentage of Total Revenues	23.0%	21.8%

(a) With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

6. Adjusted Net Income from Continuing Operations

The following tables reconcile adjusted net income to net income, the most directly comparable GAAP measure, for the three months and year ended December 31, 2010 and 2009, respectively:

	Three months ended December 31,			Per diluted share Three months ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net Income from Continuing Operations,
GAAP basis	$98	$79	24%	$0.57	$0.47	21%
Excluding:
Net gain on disposal of operations, net
of tax ($nil),($2)	-	(10)		-	(0.06)
HRH integration costs, net of tax
($nil),($(2))	-	5		-	0.03
Costs associated with the redomicile of
the Company’s parent company, net of
tax ($nil), ($nil)	-	6		-	0.03
Adjusted Net Income from Continuing Operations	$98	$80	23%	$0.57	$0.47	21%
Average diluted shares outstanding, GAAP basis	172	169

	Year ended December 31,			Per diluted share Year ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net Income from Continuing Operations,
GAAP basis	$455	$436	4%	$2.66	$2.58	3%
Excluding:
Venezuela currency devaluation, net of
tax ($nil),($nil) (a)	12	-		0.07	-
Net loss/(gain) on disposal of
operations, net of tax ($(1),($2))	3	(11)		0.02	(0.06)
HRH integration costs, net of tax
($nil),($(5))	-	13		-	0.08
Costs associated with the redomicile of
the Company’s parent company, net of tax
($nil), ($nil)	-	6		-	0.03
Accelerated amortization of intangible
assets, net of tax ($nil), ($(3))	-	4		-	0.02
Premium on early redemption of 2010
bonds, net of tax ($nil), ($(1))	-	4		-	0.02
Adjusted Net Income from Continuing Operations	$470	$452	4%	$2.75	$2.67	3%
Average diluted shares outstanding, GAAP basis	171	169

(a) With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

WILLIS GROUP HOLDINGS plc SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

7. Condensed Consolidated Income Statements by Quarter

	2009					2010
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$915	$772	$714	$809	$3,210	$963	$789	$723	$825	$3,300
Investment income	13	12	10	15	50	9	10	10	9	38
Other income	2	-	1	-	3	-	-	-	1	1
Total Revenues	930	784	725	824	3,263	972	799	733	835	3,339
Expenses
Salaries and benefits	480	443	449	455	1,827	486	456	462	469	1,873
Other operating expenses	138	139	151	167	595	149	135	129	153	566
Depreciation expense	14	14	15	17	60	15	16	14	18	63
Amortization of intangible assets	24	23	29	24	100	21	21	22	18	82
Net (gain)/loss on disposal of operations	-	-	(1)	(12)	(13)	-	2	-	-	2
Total Expenses	656	619	643	651	2,569	671	630	627	658	2,586
Operating Income	274	165	82	173	694	301	169	106	177	753
Interest expense	38	43	47	46	174	43	41	40	42	166
Income from Continuing Operations
before Income Taxes and Interest in
Earnings of Associates	236	122	35	127	520	258	128	66	135	587
Income taxes charge/(credit)	62	31	(29)	32	96	67	35	10	28	140
Income from Continuing Operations
before Interest in Earnings of
Associates	174	91	64	95	424	191	93	56	107	447

Interest in earnings of associates, net of tax	26	-	16	(9)	33	20	(2)	9	(4)	23
Income from Continuing Operations	200	91	80	86	457	211	91	65	103	470
Discontinued operations, net of tax	1	-	1	-	2	-	-	-	-	-
Net Income	201	91	81	86	459	211	91	65	103	470
Net income attributable to noncontrolling
interests	(8)	(4)	(2)	(7)	(21)	(7)	(2)	(1)	(5)	(15)
Net income attributable to Willis
Group Holdings plc	$193	$87	$79	$79	$438	$204	$89	$64	$98	$455
Diluted Earnings per Share
- Continuing Operations	$1.15	$0.52	$0.46	$0.47	$2.58	$1.20	$0.52	$0.37	$0.57	$2.66
- Discontinued Operations	0.01	-	0.01	-	0.01	-	-	-	-	-
Net Income attributable to Willis
Group Holdings plc shareholders	$1.16	$0.52	$0.47	$0.47	$2.59	$1.20	$0.52	$0.37	$0.57	$2.66
Average Number of Shares Outstanding
- Diluted	167	168	169	169	169	170	171	171	172	171

8. Segment Information by Quarter

	2009					2010
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Commissions and Fees
Global	$275	$207	$175	$165	$822	$301	$216	$181	175	$873
North America	371	332	320	345	1,368	361	326	328	344	1,359
International	269	233	219	299	1,020	301	247	214	306	1,068
Total Commissions and Fees	$915	$772	$714	$809	$3,210	$963	$789	$723	$825	$3,300

Total Revenues
Global	$278	$209	$176	$172	$835	$303	$217	$183	$177	$880
North America	377	336	325	348	1,386	365	331	332	347	1,375
International	275	239	224	304	1,042	304	251	218	311	1,084
Total Revenue	$930	$784	$725	$824	$3,263	$972	$799	$733	$835	$3,339

Operating Income
Global	$127	$74	$33	$21	$255	$138	$69	$36	$19	$262
North America	94	75	70	89	328	93	68	71	87	319
International	96	55	30	95	276	103	59	21	102	285
Corporate and Other (a)	(43)	(39)	(51)	(32)	(165)	(33)	(27)	(22)	(31)	(113)
Total Operating Income	$274	$165	$82	$173	$694	$301	$169	$106	$177	$753

Organic Commissions and Fees Growth
Global	5%	7%	4%	1%	4%	7%	7%	4%	6%	6%
North America	(5)%	(8)%	(3)%	1%	(3)%	1%	(1)%	2%	-%	-%
International	5%	5%	3%	3%	4%	3%	8%	6%	8%	6%
Total Organic Commissions and Fees Growth	2%	1%	2%	2%	2%	3%	4%	4%	4%	4%

Operating Margin
Global	45.7%	35.4%	18.8%	12.2%	30.5%	45.5%	31.8%	19.7%	10.7%	29.8%
North America	24.9%	22.3%	21.5%	25.6%	23.7%	25.5%	20.5%	21.4%	25.1%	23.2%
International	34.9%	23.0%	13.4%	31.3%	26.5%	33.9%	23.5%	9.6%	32.8%	26.3%
Total Operating Margin	29.5%	21.0%	11.3%	21.0%	21.3%	31.0%	21.2%	14.5%	21.2%	22.6%

(a) Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and the costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland.

CONTACT:
Willis Group Holdings plc
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Ingrid Booth, +44 203 124-7182
boothi@willis.com